Exhibit 99.3

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated as of May 3, 2018, by and between Wisdom Sail Limited (the “Assignor”), a limited liability company incorporated under the laws of Cayman Islands, and Ahwanova Limited (the “Assignee”), a limited liability company incorporated under the laws of British Virgin Islands, pursuant to the subscription agreement (the “Subscription Agreement”), dated as of May 2, 2018, by and between Kona Grill, Inc., (the “Company”) and the Assignor. Capitalized terms used but not defined in this Agreement shall have their meanings in the Subscription Agreement.

WHEREAS, the Assignor desires to transfer and assign to the Assignee all its rights and obligations of the “Purchaser”, as the case may be, under the Subscription Agreement, and the Assignee desires to accept the transfer, conveyance, assignments and delivery thereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1.	Assignment.

1.1.

The Assignor hereby confirms that, by its execution of this Agreement, it shall transfers and assigns all of its rights and obligations of the “Purchaser”, as the case may be, under the Subscription Agreement as of the date hereof (the “Assigned Rights and Obligations”) to the Assignee, and shall no longer be deemed to be a Party to the Subscription Agreement.

1.2.

The Assignee hereby accepts the transfer, conveyance, assignments and delivery of the Assigned Rights and Obligations and assumes all of the rights and obligations of the “Purchaser” under the Subscription Agreement, as the case may be, as if it had executed the Subscription Agreement. The Assignee hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Subscription Agreement.

2.     Representations and Warranties. Without prejudice to the express terms and conditions stated herein, the Assignor and the Assignee make no warranties, guarantees or representations, express or implied, arising by law or otherwise, with respect to any of the Assigned Rights and Obligations.

3.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

4.     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

5.     Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

6.     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the assignment contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Wisdom Sail Limited

By: /s/ Zheng Nan Yan

Name: Zheng Nan Yan

Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Ahwanova Limited

By: /s/ Zheng Nan Yan

Name: Zheng Nan Yan

Title: Director

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